UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 20, 2005

SERACARE LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	0-33045 (Commission File Number)	33-0056054 (IRS Employer Identification No.)

1935 Avenida del Oro, Suite F Oceanside, CA (Address of principal executive offices)	92056 (Zip Code)

(760) 806-8922

Registrant’s telephone number, including area code

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 20, 2005, SeraCare Life Sciences, Inc. (the “Company”) entered into an employment agreement with Barry Plost, the Chairman of the Board of Directors of the Company, which, effective as of October 1, 2005, amends and restates the consulting agreement, dated January 3, 2005, between the Company and Mr. Plost.

The employment agreement has an initial term of two years and, in the absence of advance written notice by either party to the other, will be automatically extended for successive one-year terms. The employment agreement provides for the payment by the Company of an annual base salary of $250,000 to Mr. Plost. Mr. Plost is also entitled to participate in and be covered by all employee health, insurance, 401K and other plans and benefits currently established for the employees of the Company. In addition, the employment agreement provides Mr. Plost with paid time off benefits of no less than four weeks per year and reimbursement of all business expenses.

If the Company terminates Mr. Plost’s employment without cause or if Mr. Plost terminates his employment under certain circumstances set forth in the employment agreement, then Mr. Plost shall be entitled to a lump sum payment equal to the greater of the equivalent of one year of his then current salary under the employment agreement and the balance due under the terms of the employment agreement.

In the event of a change-in-control of the Company (as defined in the employment agreement) in which (a) Mr. Plost’s employment agreement is not assumed by the surviving entity and (b) Mr. Plost voluntarily resigns following the change-in-control, then Mr. Plost shall be entitled to the greater of a lump sum payment equal to one and one-half times the value of his then current salary under the employment agreement and the balance due under the terms of the employment agreement.

The foregoing summary is qualified in its entirety by reference to the employment agreement, a copy of which is attached as exhibit 10.1 to this report and incorporated herein by this reference.

On September 20, 2005, the Company entered into a fourth amendment to its employment agreement with Michael F. Crowley, Jr., the President and Chief Executive Officer of the Company, to extend the expiration date of the term of his employment from September 25, 2006 to September 25, 2007. In addition, on September 20, 2005, the Company amended its consulting agreement with Burdick Management, Inc., pursuant to which Jerry L. Burdick serves as a consultant to the Company. The amendment increases the hourly rate payable under the agreement from $50 per hour to $100 per hour and extends the expiration date of the current term of the agreement from August 31, 2006 to August 31, 2007.

The foregoing summaries are qualified in their entirety by reference to the fourth amendment to employment agreement and the amendment to consulting agreement, copies of which are attached as exhibits 10.2 and 10.3, respectively, to this report and incorporated herein by this reference.

On September 20, 2005, the Company’s Board of Directors modified its director compensation plan for fiscal 2006 to increase the annual compensation of the members of the Audit Committee (other than the chairman), by adding a grant to all Audit Committee members, other than the chairman, of a fully vested five-year option to purchase 2,500 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the grant. The foregoing summary is qualified in its entirety by reference to the complete terms of the fiscal 2006 director compensation plan, a copy of which is attached as exhibit 10.4 to this report and incorporated herein by this reference.

On September 20, 2005, the Company’s Board of Directors granted options to each of the members of the Board of Directors (other than Mr. Crowley) consistent with its fiscal 2006 director compensation plan.

On September 20, 2005, the Company’s Board of Directors granted Dr. Kasten, for serving as Chairman of the Company’s Scientific Advisory Board, a fully vested three-year option to purchase 7,500 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the grant.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

The exhibits to this Current Report are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2005	SERACARE LIFE SCIENCES, INC.

/s/ JERRY L. BURDICK
Jerry L. Burdick, Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between SeraCare Life Sciences, Inc. and Barry D. Plost, effective as of October 1, 2005

10.2	Fourth Amendment to Employment Agreement, dated September 20, 2005, by and between SeraCare Life Sciences, Inc. and Michael F. Crowley II

10.3	Amendment to Consulting Agreement, dated September 20, 2005, by and between SeraCare Life Sciences, Inc. and Burdick Management, Inc.

10.4	Fiscal 2006 Director Compensation Plan